NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 9, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 28, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on March 28, 2019, each share of Common Stock of BK Technologies, Inc. (Old BKTI) was deemed to represent one (1) share of BK Technologies Corporation (New BKTI) Common Stock on a share for share basis. This form is only for the removal from listing on the Exchange of the Common Stock of BK Technologies, Inc. (Old BKTI), and not a termination of the registration of the Common Stock of BK Technologies Corporation (New BKTI) under Section 12(b) of the Exchange Act.